EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-266741 on Form S-3 and No. 333-258337 and No. 333-263802 on Form S-8 of our report dated March 8, 2023, relating to the financial statements of Tenaya Therapeutics, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

San Francisco, California
March 8, 2023